UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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A. Schulman, Inc.
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A. Schulman, Inc. presented the following information.

2007

Safe Harbor Certain statements in this presentation may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as "anticipate", "estimate", "expect", "project", "intend", "plan", "believe", and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company's operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company's future financial performance, include, but are not limited to, the following: Worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company's major product markets; Fluctuations in the value of currencies in major areas where the Company operates, including the U.S. dollar, euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah; Fluctuations in the prices of sources of energy or plastic resins and other raw materials; Changes in customer demand and requirements; Escalation in the cost of providing employee health care; The outcome of any legal claims known or unknown; and The performance of the North American auto market. The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company's business, financial condition and results of operations. This presentation contains time-sensitive information that reflects management's best analysis only as of the date of this presentation. A. Schulman does not undertake an obligation to publicly update or revise any forward- looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman's periodic filings with the Securities and Exchange Commission.

Background A. Schulman is in the process of transforming itself - working with the Barington group successfully since 2005 The Company has instituted a number of cost-cutting and restructuring efforts. Recent commercial launch of a key new product, Invision, will provide additional high growth opportunities in many markets globally. Joseph M. Gingo, former Goodyear Chief Technical Officer to become President and CEO, succeeding Terry Haines, who is retiring. Schulman's diverse, experienced, highly qualified, and independent Board of Directors has listened to shareholder concerns (including Ramius') and taken a number of significant actions to address them over the last two years. These actions include adding additional independent directors to the Board and establishing a special committee to consider all strategic options for the company. The Special Committee is currently interviewing potential advisors.

Background 11 of the 12 A. Schulman Board nominees are independent outsiders. Since 2005 the board has added 4 outside independent directors and has a fifth on the current slate - all of whom have been reviewed by the Barington group Despite these significant steps, Ramius has nominated a competing slate of directors to stand for election at the 2008 annual meeting. The Board believes it has the right operational strategy, cost structure, strategic review process, management team and Board in place to create significant value for all shareholders and Ramius' actions will only distract from this process.

A. Schulman Overview Founded in 1928, global presence since the mid-1950s International supplier of designed and engineered compounds, color concentrates and resins, which are used in a variety of consumer, industrial, automotive and packaging applications Corporate headquarters in Akron, Ohio; NASDAQ : SHLM 17 manufacturing facilities: 10 in Europe and Asia 6 in North America 1 Invision (Sharon Center, Ohio) facility Full scale Invision production facility planned for Findlay, OH (2008 - 2009) 2,500 employees: 1,000 North America 1,500 Europe & Asia Approximately 75% of sales in Europe & Asia, 25% in North America

The company operates within three distinct markets in each of its two segments (North America and Europe) Polybatch Film and packaging, for food and wrapping, masterbatches for colors and properties such as fade resistance Generate rapid increase in sales and profits by leveraging global technical capabilities in high value applications, with key investments Engineered Compounds Compounded products for durable goods, automotive, appliances, toys Provide steady and growing base of volume and cash flow by building on existing strong relationships through enhanced technical and selling efforts and competitively superior speed in all functions Merchant, Distribution and Rotomolding Distribute large producers bulk commodity resins Generate increasing sales and profits by capitalizing on global polyolefin producers shift to distribution Increase ASI purchasing power to improve availability and cost of base resins

Competitive Advantages Extensive global footprint enables locally based service to global customers Multiple technology centers to support customer needs Broad product lines allow "one-stop shopping" for customers Quality culture delivers top-quality products Financial strength allows us to invest for profitable growth

Focused Plan for Value Creation Return North America to profitability Restructure to create business units focused on specific market segments Create 3 fully functional and fully resourced business units Leverage competitive advantages including speed to market, technologies and global reach Realize cost reduction targets. Expect to save annual $18 million through cost reductions effecting practically all lines of the Schulman P&L Maximize successful launch of Invision Broad customer base targeted beyond automotive Grow Europe and Asia profitably Maintain vigilance on cost controls Integration of Deltaplast Color Business Continued growth in Asia and Eastern Europe Commencing operations in Turkey Driving increased growth in China

North American Achievements to Date New organizations In new physical locations with new leaders and management teams New market and segment focused strategies targeting growing or profitable segments Change of organizational mindset to be "Market In" Decision making power pushed down into business units for speed New comp plan being developed linked to performance metrics Quicker response time for customers Implementing "Make to Order" production in all facilities Construction of US Polybatch facility to relieve pressure on Mexican operations Shift capacity closer to current and target customers Narrow focus and increase speed of product and application development to target application segments New system development - new data warehouse Visibility to profit and cost issues at very detailed levels. Clear and accurate customer/pricing information Variable cost detailed financial data

North American Cost Reductions Cost Savings from 2007 plans: $18 million annually

Improving Margins in North America Q1 Q2 Q3 Q4 North America gross margin by quarter have continued to improve Excluding Invision, Q4 07 reached $13.4 million

Invision

Building for Future Growth: Invision Invision is a new multi-layered sheet product leveraging Schulman's manufacturing base and technical abilities Major innovation resulting from Product Technology Center and Color Technology Center collaboration Leverages compounding and color-matching capabilities A cost-competitive, higher performance and more environmentally friendly alternative to painted plastic and film materials Potential high-growth markets include automotive, recreational vehicles, lawn care and appliances 4 patents pending: strong IP position provides barrier to entry and secures royalty flow Commercial production started in late spring 2007 Greenfield manufacturing plant being built in Findlay, OH

Invision Advantages Clearly Demonstrated by OEM Testing

Invision sheet has been thoroughly tested by multiple OEMs and is viewed as a qualified and attractive paint replacement

Evaluation Factor	Paint on Plastic	Paint Film	Invision Sheet
Stone Impingement Resistance	0	+	++
Orange Peel	0	+	+
Chemical/ Stain Resistance	+	+	+
Weatherability (UV etc.)	+	+	+
Low Temperature Performance (Impact etc.)	0	+	++
High Temperature Performance	++	+	0*
Environmental Impact	0	+	++

* For vertical panel requirements

0 = Meets minimum requirements for painted plastics vehicle exterior
+ = Exceeds minimum requirements

14

Capital Structure and Financials

Focused on Implementing Optimal Capital Structure Completed a number of enhancements to corporate capital structure Authorized and implemented multiple open-market share repurchase programs Renegotiated credit agreements, gaining flexibility to appropriately lever the company Concluded modified Dutch Auction share repurchase program in April 2006 Continuing to make progress toward appropriate leverage for the company Ongoing share repurchase program - recently agreed to increase to 5 million the number of shares authorized to be repurchased Judicious investment in capital spending Balance sheet optimization Evaluating global cash pooling opportunities Driving inventory levels down dramatically - Cash flow from operations reached $65 million in 2006 up from $19 million in 2005.

Financial Summary for '07 Earnings were $22.6 million or $0.82 per share - high end of our range of $17-23 million and flat to analyst expectations in tough year Cash flow from operations reached $65 million, up from $19 million in 2006 Formed special board committee to study the business plan and recommend changes, as a result Realized targeted cost savings for '07 and are on track to realize the remainder in '08 North America continued to have sequential GM% improvement (6.8% / 8.8% / 9.2% / 10.1%) North America Operating Profit (excluding Invision and corporate spending) was positive in both Q3 and Q4

Strong Earnings Growth Expected in '08

Schulman has outperformed its closest publically traded competitors since it began its restructuring efforts in 2000 Source: Yahoo Finance

Taken Significant Steps to Improve Corporate Governance and Address Shareholder Concerns Created Lead Independent Director position. Discontinued shareholder rights program in 2007. Linked management bonuses to key performance metrics of cash flow and asset utilization. Adopted new internal management standards and initiated a new Internal audit function. Have been working cooperatively with Barington since 2005. Recently announced establishment of special committee to consider all strategic options for the company, addressing Ramius' primary concern. First committee meeting took place in mid-December. Shareholder representation already on the board - 11 of the 12 proposed directors are independent outsiders, four named since 2005 with a fifth on the current company slate (as recommended by Barington).

Schulman Board of Directors Schulman has a talented, diverse, engaged and independent Board Schulman believes shareholders benefit from broad perspective on the Board After the shareholder meeting, it is anticipated that 11 of 12 Board seats will be held by independent outsiders Four outside directors recommended by shareholders and added to BOD since 2005, fifth on current slate

A. Schulman Director Nominees Current slate reflects addition of new outside director proposed by Barington and accepted by the nominating committee: Joseph M. Gingo (President and CEO effective January 1, 2008): Most recently served as Chief Technical Officer of Goodyear. Over the course of 41-year career with Goodyear, held numerous leadership roles in both technology and business. Key member of Goodyear's turnaround team and brings strong international, technical and business skills to the Board. James A. Karman: Former Vice Chairman of RPM International, Inc. (coatings, sealants and specialty chemicals). Relevant industry expertise, having formerly served as President and CFO of RPM.

A. Schulman Director Nominees James A. Mitarotonda: Chairman of the Board, President and CEO of Barington Capital Group, L.P., A. Schulman's third-largest shareholder. Extensive background as public corporation Board member. Stanley W. Silverman: President of Horizon Venture Group LLC (private company investor). Formerly, President, CEO and director of PQ Corporation (global chemical and engineered glass materials). Served as business advisor to private equity firms, performing due diligence on acquisition targets in the manufacturing and manufacturing service industries. Director, C&D Technologies, Inc. (NYSE-CHP)

Management and Board Focused on Enhancing Shareholder Value Reinvigorated Company leadership, with Joseph Gingo assuming the President and CEO position - significant operational and strategic turn around experience. Schulman's Board is pursuing best course of action to deliver value for shareholders: Special committee formed to consider all strategic alternatives Share repurchase program increased to 5 million Positioned to turn around financial performance in North America Completing restructuring and cost-cutting initiatives Maximizing value of Invision 11 of the 12 Board nominees are independent outsiders. Schulman's Board has engaged with Ramius and addressed the vast majority of their concerns in areas from strategy to governance. Schulman's Board Recommends Shareholders Vote AGAINST Ramius Slate

Summary Company positioned for growth, already beginning to see results of restructuring efforts. New CEO, Mr. Gingo, has significant operational and strategic turnaround experience and is the right person to lead Company to next level. Board has formed a special committee to explore all strategic alternatives, thereby addressing Ramius' request. Board already has outside, activist shareholder representation. Ramius is not offering a different strategy for the Company - it is simply distracting from our ongoing value-creating process

A. Schulman, Inc. issued the following corrected press release.
TO BUSINESS EDITOR:
/C O R R E C T I O N — A. Schulman, Inc. /
     In the news release, A. Schulman (Nasdaq: SHLM) Advises Shareholders to Elect A. Schulman’s Experienced Slate of Directors and Reject Ramius’ Opposition Slate, issued yesterday, Dec. 26, by A. Schulman Inc. over PR Newswire, we are advised by the company that PQ Corporation was a private company during Mr. Silverman’s tenure as President and CEO; PQ Corporation did not become a public reporting company until shortly after Mr. Silverman’s tenure. Complete, corrected release follows:
A. SCHULMAN ADVISES SHAREHOLDERS TO ELECT A. SCHULMAN’S EXPERIENCED
SLATE OF DIRECTORS AND REJECT RAMIUS’ OPPOSITION SLATE
AKRON, Ohio, December 26, 2007 — A. Schulman Inc. (Nasdaq: SHLM) today mailed the following letter to shareholders in connection with the January 10, 2008 Annual Meeting. The letter from Will Holland, lead independent director of the Company, on behalf of A. Schulman’s Board strongly urges shareholders to reelect new CEO and current Board member, Joseph M. Gingo, as well as James A. Karman, James A. Mitarotonda, and additional independent Board nominee, Stanley W. Silverman to the Board by voting the WHITE proxy card by Internet, telephone or mail today.
“A. Schulman has made great progress in implementing key strategic initiatives and these are beginning to show results. In seeking to replace two of our most experienced Board members, Mr. Gingo and Mr. Karman, Ramius would simply hinder this value-creating process,” said Mr. Holland. “If the Company’s slate is elected, 11 of 12 board seats will be held by independent directors with five of the directors being added since 2005. This clearly demonstrates the Company’s commitment and openness to listening to shareholder concerns.”
“With the reinvigorated leadership, extensive operating experience and turnaround knowledge of Joseph M. Gingo as CEO, A. Schulman is poised to build on the progress that has been made across the business. We are focused on the future and our priority of delivering value for all shareholders,” continued Mr. Holland.
The full text of A. Schulman’s letter follows:
Dear Fellow Shareholder:
For the past two years, A. Schulman’s Board of Directors has listened to shareholder concerns and taken a number of significant actions to address them. We have also made great strides in transforming our business, even in the face of difficult industry-wide market conditions.
This is a time of great change and opportunity at A. Schulman. We recently announced that our long-serving CEO, Terry Haines, is retiring and that Joseph M. Gingo, an A. Schulman Board member, has been appointed as his replacement. Mr. Gingo most recently served as Executive Vice President, Quality Systems and Chief Technical Officer for The Goodyear Tire & Rubber Company, a $20 billion public company. The Company will benefit from his international operational experience and technical background, as well as his intimate knowledge of the workings of A. Schulman. Mr. Gingo operated four divisions during his career at Goodyear (three of which were global) with revenues of up to $1.2 billion, and was a key participant on a strategic turnaround team project which ultimately resulted in the divestiture of significant business lines for substantial value. He is the ideal candidate to lead A. Schulman, building on the progress we have made across our business and bringing fresh perspective that will allow this Company to continue to enhance shareholder value.
In addition, the Company has already agreed to nominate Stanley W. Silverman, another experienced, independent director to join the Board, and to establish a special director committee, chaired by an independent director new to the board, to consider all strategic options available to the Company. Mr. Silverman will enhance both the independence and the expertise of the board through his significant previous operational experience as the President and CEO of a private company in the specialty chemicals industry. Further, the business plan we have put in place is beginning to pay dividends and we are well-positioned for the next phase of A. Schulman’s growth. We are committed to delivering value for our shareholders and have shown openness to considering all options that will accomplish this.
As you may be aware, Ramius Capital has nominated a competing slate of directors to stand for election at the 2008 annual meeting, seeking to replace two of our experienced board members, James Karman and the Company’s new CEO, Mr. Gingo. Removing them from the Board would hinder the implementation of the Company’s ongoing strategic initiatives that are beginning to show results. Ramius is taking this step despite the significant operational progress we have made to date and the meaningful actions we have taken to address shareholder concerns — including Ramius’. Ramius fails to explain how adding its two director nominees will improve shareholder value.
A. Schulman’s Board already has fresh perspective in place and has and will continue to hold management accountable. Since 2005, the company has added four new directors independent of the Company, including James A. Mitarotonda, the Chairman, President and Chief Executive Officer of Barington Capital Group, L.P., one of our largest shareholders. The company has worked closely with Mr. Mitarotonda and Barington in good faith to comply with our past agreements and in the pursuit of additional measures in our efforts to be responsive to shareholder interests and to enhance shareholder value. Mr. Mitarotonda was a key member of a three-member special committee of our board which helped craft and implement our significant cost-cutting initiatives and restructuring plans in 2007. As our meeting on January 10, 2008 draws near, we wanted to provide you with the most up-to-date and accurate information regarding our long-term plans so that you can make an informed decision.
THE BOARD BELIEVES IT HAS IMPLEMENTED THE RIGHT OPERATIONAL BUSINESS
PLAN, COST STRUCTURE, STRATEGIC REVIEW PROCESS, MANAGEMENT TEAM AND
BOARD COMPOSITION TO CREATE SIGNIFICANT ONGOING VALUE FOR
SHAREHOLDERS. RAMIUS’ NARROWLY FOCUSED ACTIONS WOULD ONLY DISTRACT
FROM THIS PROCESS.
COMMITTED TO TRANSFORMING OUR BUSINESS
We believe we have implemented the right business plan to grow and enhance shareholder value. Our main objectives are to return North America to profitability, grow Europe profitably and maximize the successful launch of our key new product, Invision.
•	In North America, we have successfully streamlined our business units to focus on three growth areas: polybatch; engineered compounds; and merchant, distribution and rotomolding. For the last quarter of 2007, excluding the investment costs for Invision and corporate spending, our North American business generated operating profit.

•	In Europe, we are working on the integration of the Deltaplast Color Business and are continuing to grow our business in Asia. We will also continue to maintain vigilance on cost controls while growing in strategic markets worldwide.

•	Inventory reduction initiatives helped drive cash flow from operations to $65 million in 2006, up from $19 million in 2005.

•	We recently launched Invision, a new multi-layered sheet product that leverages A. Schulman’s manufacturing base and technical abilities. It already shows strong promise of providing high-growth opportunities in many markets globally, and we believe that Invision will add significant value going forward as customer acceptance grows.
With innovations like Invision and the successful streamlining of our North American business, we believe we are well on our way to making our growth goals a reality and delivering enhanced value for shareholders.
REALIGNING OUR COST STRUCTURE TO DELIVER SHAREHOLDER VALUE
Over the past year, we have implemented a number of cost-cutting initiatives and a restructuring plan aimed at promoting profitability in the Company’s North American business segment and the Company’s overall long-term success. We expect to save an annual $18 million through cost reductions affecting all lines of the A. Schulman P&L.
Examples of these cost-cutting initiatives include selling, general and admin reductions, headcount and capacity.
Since 2000 we have:
•	Improved North American operations by eliminating 35% of manufacturing capacity and 33% of headcount.

•	Closed 10 sales offices and consolidated order management in Akron.

•	Consolidated all freight and warehousing with a single service provider.
In addition, last year a special committee of the Board was formed that resulted in $8 million in cost savings. The committee was a well-balanced effort by the Board, comprised of one significant shareholder representative (James Mitarotonda), one new independent board member (David Birney) and one experienced board member (John Yasinsky).
Going forward, management and the Board will work closely together to rigorously review and control expenses.
LISTENING TO OUR SHAREHOLDERS AND TAKING ACTION TO ADDRESS THEIR CONCERNS
A. Schulman’s Board is diverse, experienced, highly qualified, and independent and we believe our shareholders benefit from this broad perspective. We have instituted several steps to improve corporate governance and address shareholder concerns:
•	Added four outside independent directors to the Board since 2005.

•	Nominating an additional independent director, Stanley W. Silverman, as recommended by our third largest shareholder, Barington, for election at this annual meeting, bringing the total number of outside directors to 11, of which 5 have either been directly recommended or approved by Barington. Mr. Silverman will bring valuable expertise to the board, as he has served as President and CEO of PQ Corporation, then a private company, which is a leading global producer of specialty chemicals and engineered glass materials. He also has served as a business advisor to private equity firms, performing due diligence on acquisition targets in the manufacturing and manufacturing services industries, and currently serves on the board of directors of C&D Technologies, Inc. (NYSE: CHP) and as executive in residence at the Krall Center for Corporate and Executive Education at the Lebow College of Business of Drexel University.

•	Created a Lead Independent Director position.

•	Terminated a “poison pill” in 2007 and adopted a policy consistent with ISS guidelines.

•	Amended the corporate certificate of incorporation to remove supermajority voting for approval of business combinations.

•	Linked management bonuses to key performance metrics of cash flow, return on invested capital and operating profit.

•	Adopted new internal management standards and initiated a new internal audit function.

•	Established a new special committee of the board, including Mr. Mitarotonda and two of the recently added independent directors, to consider all strategic options for the company, addressing Ramius’ primary concerns as expressed in its shareholder proposal.
It is important to note that Barington and Ramius were originally partners in advocating for change at A. Schulman. However, while our management and Board have been working cooperatively with Barington since 2005, Ramius ended its affiliation with Barington apparently in order to agitate and push its Board nominees instead of supporting our strategic plan, which addresses the same issues Ramius has raised.
Barington has made valuable contributions to the Company and we look forward to continuing to work with them. We believe the Company’s slate of directors will allow us to focus on the Company’s future and what’s best for all shareholders.
A. SCHULMAN BOARD IS OFFERING THE BEST COURSE OF ACTION TO DELIVER
VALUE FOR SHAREHOLDERS

The Company’s proposed slate is committed to a course of action that will deliver value for shareholders:
•	Special committee formed to consider all strategic alternatives

•	Share repurchase program approval increased to 5 million

•	Positioned to turn around financial performance in North America

•	Completing restructuring and cost-cutting initiatives

•	Maximizing value of Invision
A. SCHULMAN’S BOARD IS INDEPENDENT, ENGAGED AND HOLDING MANAGEMENT ACCOUNTABLE:
•	If the A. Schulman slate is elected, 11 of 12 board seats will be held by independent outside directors.

•	James Karman has extensive experience in the specialty chemical industry, including service as Vice-Chairman of RPM International, Inc., a manufacturer of coatings, sealants, and specialty chemicals with more than $3.4 billion in revenue.

•	As CEO, Mr. Gingo will provide reinvigorated Company leadership. Mr. Gingo has excellent knowledge of all aspects of the polymer business, as well as the workings of A. Schulman, particularly the Invision technology, and will be instrumental in taking this Company to the next level. Mr. Gingo has operated four public company divisions (of which three were global) with revenues of up to $1.2 billion, and played a key role as part of a strategic turnaround team for a $20 billion public company which ultimately resulted in the divestiture of significant business lines.

Ramius and its nominees are not offering a different strategy for the company — they are simply distracting from our ongoing value-creating process.
MAKE THE RIGHT CHOICE
We strongly recommend that you vote FOR the A. Schulman nominees and AGAINST Proposal No. 3 by voting the WHITE proxy card by Internet, telephone or mail. We urge you not to sign any other proxy cards that may be sent to you by other shareholders. If you have previously returned another proxy card, you can automatically revoke it by signing, dating and returning the enclosed WHITE proxy card in the accompanying envelope. If you need assistance or have any questions, please call Georgeson, which is assisting A. Schulman with the proxy solicitation, at 877-668-1646.
In closing this letter, I want to express our thanks to our employees for their hard work and diligence and thank you, our shareholders, for your loyalty and support as we continue to execute our long-term strategic plan.
Sincerely,
Will Holland
Lead Independent Director
A. Schulman
Contacts
Paul DeSantis
CFO and Treasurer of A. Schulman Inc.
330-666-3751
Nina Devlin/Giovanna Konicke
Brunswick Group
212-333-3810
About A. Schulman, Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,500 people and has 17 manufacturing facilities in North America and Europe (including Asia). Revenues for the fiscal year ended August 31, 2007, were $1.8 billion. Additional information about A. Schulman can be found at http://www.aschulman.com.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:
•	Worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	Fluctuations in the value of currencies in major areas where the Company operates, including the U.S. dollar, euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah;

•	Fluctuations in the prices of sources of energy or plastic resins and other raw materials;

•	Changes in customer demand and requirements;

•	Escalation in the cost of providing employee health care;

•	The outcome of any legal claims known or unknown; and

•	The performance of the North American auto market.
Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.
This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.